Exhibit 99

(Logo Omitted)

Teledyne Technologies Incorporated 12333 West Olympic Boulevard Los Angeles, CA 90064-1021

News Release

TELEDYNE TECHNOLOGIES REPORTS
THIRD QUARTER RESULTS

LOS ANGELES – October 23, 2003 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Revenues of $215.7 million increased 12.5% compared to last year

•	Earnings per share of $0.30 included a one-time tax benefit of $0.07 per share

•	Excluding pension income and expense and the tax benefit, EPS increased 30.0%

•	Raising 2003 full year EPS outlook

Teledyne Technologies today reported third quarter 2003 sales of $215.7 million, compared with sales of $191.8 million for the same period in 2002. Net income for the third quarter of 2003 was $9.9 million ($0.30 per diluted share), compared with net income of $6.9 million ($0.21 per diluted share) in the third quarter of 2002. Net income for the third quarter of 2003 was $7.5 million ($0.23 per diluted share) excluding a $2.4 million one-time income tax benefit, resulting from the reversal of an income tax contingency reserve. Net income for the third quarter of 2003 included pretax non-cash pension expense of $1.7 million, compared with pretax non-cash pension income of $0.5 million for the same period of 2002.

“I am pleased with our progress throughout the last two years. Earnings per share increased over the prior year period for the seventh consecutive quarter despite the negative effect of non-cash pension expense, increased aircraft product liability insurance and a challenging environment in some of our commercial markets, especially commercial aviation,” said Robert Mehrabian, chairman, president and chief executive officer. “In addition, while overall revenues grew 12.5%, sales in our Electronics and Communications segment increased 25.1% as a result of strong organic growth in defense electronics and commercial instrumentation, as well as strategic acquisitions. We generated significant free cash flow of $20.7 million during the quarter and ended the quarter with $26.6 million of cash. Given our financial flexibility and growth strategy, we will continue to invest and pursue acquisitions in our strategic businesses in electronics and instrumentation products and government systems engineering.”

Third Quarter Earnings Summary	Millions of Dollars		Dollars per Diluted Share

	Third	Third	Third	Third
	Quarter	Quarter	Quarter	Quarter	Variance

	2003	2002	2003	2002%

Net income (excluding net pension income (expense) and income tax benefit)	$8.5	$6.6	$0.26	$0.20	30.0%
Income tax benefit	2.4	—	0.07	—
Net after tax pension income (expense)	(1.0)	0.3	(0.03)	0.01

Net income	$9.9	$6.9	$0.30	$0.21	42.9%

Review of Operations

Electronics and Communications

The Electronics and Communications segment’s third quarter 2003 sales were $115.8 million, compared with third quarter 2002 sales of $92.6 million. Third quarter 2003 operating profit was $9.7 million, compared with operating profit of $8.9 million in the third quarter of 2002.

Third quarter 2003 sales, compared with the same period of 2002, reflected revenue growth in electronic instruments, defense electronic products, avionics products and commercial lighting products. The revenue growth in electronic instruments resulted from the acquisition of Monitor Labs Incorporated at the end of the third quarter of 2002, the acquisition of Tekmar-Dohrmann on May 16, 2003, stronger demand for geophysical sensors for the petroleum exploration market and improved sales of other environmental monitoring instruments. The revenue growth in defense electronic products was driven by traveling wave tubes and military microelectronics. Revenue growth in avionics products resulted from the acquisition of the Aviation Information Solutions businesses on June 27, 2003, partially offset by continued weakness in the commercial aviation market. Operating profit was favorably impacted by increased sales, lower general and administrative expenses and a reduction in LIFO reserve, which resulted from a reduced inventory level. The improvement in operating profit was partially offset by increased selling and research and development expenses. Segment operating profit was also negatively impacted by pension expense of $1.2 million in the third quarter of 2003 compared with pension income of $0.5 million in the third quarter of 2002.

Systems Engineering Solutions

The Systems Engineering Solutions segment’s third quarter 2003 sales were $53.2 million, compared with third quarter 2002 sales of $54.8 million. Third quarter 2003 operating profit was $6.0 million, compared with operating profit of $7.0 million in the third quarter of 2002.

Third quarter 2003 sales, compared with the same period of 2002, reflected a reduction in revenue for core defense and aerospace programs, partially offset by increased work in environmental programs. Operating profit, compared to the third quarter of 2002, was unfavorably impacted by lower sales and reduced award fees related to the Ground-based Midcourse Defense contract. Additionally, segment operating profit was unfavorably impacted by pension expense of $0.1 million in the third quarter of 2003 compared with no pension income or expense in the third quarter of 2002.

Aerospace Engines and Components

The Aerospace Engines and Components segment’s third quarter 2003 sales were $43.0 million, compared with third quarter 2002 sales of $40.7 million. The third quarter 2003 operating loss was $0.4 million, compared with an operating loss of $0.1 million in the third quarter of 2002.

Third quarter 2003 sales, compared with the same period of 2002, reflected revenue growth in OEM piston engines offset by reduced sales of aftermarket products and services. Operating profit in the piston engine business was negatively impacted by increased insurance costs partially offset by a reduction in LIFO reserve, which resulted from a reduction in inventory. Sales from turbine engines were favorably impacted by higher revenue from Harpoon cruise missile engine sales partially offset by lower Joint Air-to-Surface Standoff Missile (JASSM) engine sales and reduced revenue from spare parts for Air Force training aircraft. Operating profit for turbine engines was lower in the third quarter of 2003, compared with the third quarter of 2002, and resulted from product mix and lower margins. Additionally, segment operating profit was unfavorably impacted by pension expense of $0.4 million in the third quarter of 2003 compared with pension income of $0.1 million in the third quarter of 2002.

Energy Systems

The Energy Systems segment’s third quarter 2003 sales were $3.7 million, compared with third quarter 2002 sales of $3.7 million. The third quarter 2003 results were break even, compared with an operating loss of $0.8 million in the third quarter of 2002.

The third quarter 2003 reduction in operating loss, compared with the same period of 2002, resulted from an improved overhead cost structure, reduced selling and general and administrative expenses and lower and research and development expenditures.

Additional Financial Information

Cash Flow

Third quarter 2003 cash provided by operating activities was $26.8 million, compared with cash provided by operating activities of $25.1 million for the same period of 2002. The increase in cash provided by operating activities in 2003, compared with 2002, reflected lower income tax payments and lower payments for aircraft product liability settlements, partially offset by an increase in working capital in 2003 primarily driven by higher accounts receivable for the third quarter of 2003 resulting from higher sales in the quarter. Free cash flow (cash from operating activities less capital expenditures) was $20.7 million for the third quarter of 2003, compared with free cash flow of $22.1 million for the same period of 2002. Capital expenditures for the third quarter of 2003 were $6.1 million, compared with $3.0 million for the third quarter of 2002. Depreciation and amortization expense for the third quarter of 2003 was $5.9 million, compared with $5.5 million for the same period of 2002.

Free Cash Flow (a)	Third	Third
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2003	2002

Cash provided by operating activities	$26.8	$25.1
Capital expenditures	(6.1)	(3.0)

Free cash flow	$20.7	$22.1

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures.

Pension

Non-cash pension expense for the third quarter of 2003 was $1.7 million, compared with non-cash pension income of $0.5 million for the same period of 2002.

Other – Income Taxes

The third quarter of 2003 reflected an income tax benefit of $2.4 million due to the reversal of an income tax contingency reserve which was determined to be no longer needed during the third quarter of 2003.

Outlook

Based on its current outlook, the company’s management believes that full year 2003 earnings per share will be in the range of approximately $0.78 to $0.82, excluding the $0.07 per share tax benefit in the third quarter of 2003. The current outlook includes higher aircraft product liability insurance costs, a reduction in LIFO reserve, lower anticipated margins in the fourth quarter of 2003 in the company’s Systems Engineering Solutions segment and approximately $0.13 per share of non-cash pension expense for the full year 2003.

Although earnings visibility into 2004 is limited, the company’s management believes that 2004 earnings per share will be in the range of approximately $0.73 to $0.83. The company’s 2004 outlook reflects anticipated growth in the company’s defense electronics and instrumentation businesses, a slight recovery in some of the company’s short cycle electronics and commercial aviation markets and approximately $0.17 to $0.20 per share of non-cash pension expense for the full year 2004. In addition, in its government engineering services businesses, there can be no assurance that recent government award and incentive fees will continue in 2004.

The company’s previous aircraft product liability policy expired in May 2003. As of June 1, 2003, the total cost of the company’s aircraft product liability insurance increased approximately $1.0 million per month or approximately 75%. The company’s current aircraft product liability policy will expire in May 2004. Furthermore, given the finalization of actual fee negotiations for work performed on certain contracts in prior periods and the government’s 2003 fiscal year, operating margin in the company’s Systems Engineering Solutions segment is expected to be lower in the fourth quarter of 2003 and in 2004, compared with the first nine months of 2003.

Full year 2002 earnings included $2.3 million or $0.04 per share in non-cash pension income. The company currently expects approximately $7.0 million or $0.13 per share of non-cash pension expense in 2003. The reduction in non-cash pension income reflects the decline in the value of the company’s pension assets through 2002 and reductions in the expected rate of return and discount rate assumptions for the company’s defined benefit plan. The company’s assumed expected rate of return is currently 8.5% and its assumed discount rate is currently 7.0%. However, the company is currently evaluating its assumptions and may reduce its expected rate of return and discount rate assumptions for 2004. Based on the company’s pension assets as of September 30, 2003 and changes in its current pension assumptions, the company estimates that non-cash pension expense in 2004 will be in the range of approximately $9.0 million to $11.0 million or $0.17 to $0.20 per share. Currently, Teledyne Technologies does not anticipate making cash contributions to its pension plan until 2004. Also, under one of its spin-off agreements, after November 29, 2004, the company will be able to charge pension costs to the U.S. Government under various government contracts.

EARNINGS PER SHARE SUMMARY
(Diluted earnings per common share from continuing operations)

	2004 Full Year Outlook		2003 Full Year Outlook		2002 Results

	Low	High	Low	High	Actual

Earnings per share (excluding net pension income (expense) and income tax benefit)	$0.93	$1.00	$0.91	$0.95	$0.73
Net pension income (expense)	(0.20)	(0.17)	(0.13)	(0.13)	0.04

Earnings per share (excluding income tax benefit)	0.73	0.83	0.78	0.82	0.77
Tax benefit	—	—	0.07	0.07	—

Earnings per share	$0.73	$0.83	$0.85	$0.89	$0.77

Forward-Looking Statements Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, capital expenditures, pension matters and strategic plans. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the semiconductor, communications and commercial aviation markets, timely development of acceptable and competitive fuel cell products and systems, funding, continuation and award of government programs, customers’ acceptance of piston engine insurance-related price increases, continued liquidity of our customers (including commercial airline customers) and economic and political conditions, could change the anticipated results.

Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses could realign government programs, and affect the composition, funding or timing of our programs. Reinstatement of flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.

The events of September 11th and various public company governance issues have had adverse impacts on the insurance markets, greatly increasing insurance costs, including the company’s recent renewal of its aircraft product liability insurance policy. In addition, stock market fluctuations affect the value of the company’s pension assets. Absent significant further improvement in market conditions, the company will be required to make a contribution to its pension plan in 2004.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

While Teledyne Technologies’ growth strategy includes possible acquisitions, the company cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions, including the recent acquisitions of Tekmar Company and the Aviation Information Solutions businesses, involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies. Also, the company may not be able to sell or exit timely or on acceptable terms its remaining non-core or under-performing product lines, particularly given the current economic environment.

Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2002 Annual Report on Form 10-K and Form 10-Q. The company assumes no duty to update forward-looking statements.

A live webcast of Teledyne Technologies’ third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, October 23. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, October 23.

Investor Contact:	Jason VanWees (310) 893-1642

Media Contact:	Robyn Choi (310) 893-1640

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TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 28, 2003
AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 29, 2002
(Unaudited — In millions, except per share amounts)

	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months
	2003	2002	2003	2002(a)

Net sales	$215.7	$191.8	$618.3	$563.1
Costs and expenses:
Costs of sales	163.1	143.6	468.2	424.3
Selling, general and administrative expenses	40.7	36.7	116.4	109.0
Restructuring and other charges	—	—	—	(0.6)

Income before other income and expense and taxes	11.9	11.5	33.7	30.4
Other income (expense)	0.5	(0.1)	(1.3)	0.3
Interest expense, net	0.2	—	0.5	0.5

Income before taxes	12.2	11.4	31.9	30.2
Provision for taxes(b)	2.3	4.5	10.0	12.0

Net income	$9.9	$6.9	$21.9	$18.2

Diluted earnings per common share	$0.30	$0.21	$0.67	$0.56

Weighted average diluted common shares outstanding	32.7	32.7	32.6	32.7

(a)	The first nine months of 2002 reflect the revised income statement classification of second quarter 2001 charges. The resulting classification increased cost of sales by $0.6 million and decreased restructuring and other charges by $0.6 million but had no impact on income before taxes in 2002.

(b)	The third quarter and first nine months of 2003 provision for taxes includes a $2.4 million income tax benefit from the reversal of an income tax contingency reserve which was determined to be no longer needed during the third quarter of 2003.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 28, 2003
AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 29, 2002
(Unaudited — In millions)

	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months
	2003	2002	2003	2002

Net sales:
Electronics and Communications	$115.8	$92.6	$329.0	$277.3
Systems Engineering Solutions	53.2	54.8	160.2	153.2
Aerospace Engines and Components	43.0	40.7	118.5	121.6
Energy Systems	3.7	3.7	10.6	11.0

Total net sales	$215.7	$191.8	$618.3	$563.1

Operating Profit (Loss):
Electronics and Communications	$9.7	$8.9	$24.6	$26.2
Systems Engineering Solutions	6.0	7.0	19.8	16.5
Aerospace Engines and Components	(0.4)	(0.1)	1.2	0.7
Energy Systems	—	(0.8)	(0.7)	(2.0)

Segment operating profit	$15.3	$15.0	$44.9	$41.4
Corporate expense	(3.4)	(3.5)	(11.2)	(11.0)
Other income (expense)	0.5	(0.1)	(1.3)	0.3
Interest expense, net	0.2	—	0.5	0.5

Income before income taxes	12.2	11.4	31.9	30.2
Provision for income taxes(a)	2.3	4.5	10.0	12.0

Net income	$9.9	$6.9	$21.9	$18.2

(a)	The third quarter and first nine months of 2003 provision for taxes includes a $2.4 million income tax benefit from the reversal of an income tax contingency reserve which was determined to be no longer needed during the third quarter of 2003.

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
SEPTEMBER 28, 2003 AND DECEMBER 29, 2002
(Current period unaudited – In millions of dollars)

	September 28,	December 29,
	2003	2002

ASSETS
Cash and cash equivalents	$26.6	$19.0
Accounts receivable, net	119.5	109.2
Inventories, net	74.5	66.8
Deferred income taxes, net	22.0	18.9
Prepaid income taxes, expenses and other assets	5.2	8.0

Total current assets	247.8	221.9
Property, plant and equipment, net	73.8	74.7
Deferred income taxes, net	29.7	22.2
Goodwill, net	63.1	44.3
Other assets, net	26.1	28.0

Total assets	$440.5	$391.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$50.1	$53.1
Accrued liabilities	89.2	66.2

Total current liabilities	139.3	119.3
Other long-term liabilities	100.3	95.0

Total liabilities	239.6	214.3
Total stockholders’ equity	200.9	176.8

Total liabilities and stockholders’ equity	$440.5	$391.1